EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary	Location

Compression Labs, Inc.	Delaware
iEmployee, Inc.	Massachusetts
Forgent Networks Canada, Inc.	Canada
iSarla Software Solutions Private Limited	India
VTEL Australia, PTY LTD	Australia
VTEL Germany, GmbH	Germany